Exhibit 99.1

Nordson Corporation Reports Fiscal Year 2015 Second Quarter Results

  Sales in the quarter are $401 million and GAAP diluted EPS is $0.80
  Unfavorable currency translation impacts second quarter sales and EPS as compared to the prior year by $32 million and $0.15, respectively
  Free cash flow before dividends in the quarter is $72 million, reflecting strong cash conversion of 147% of net income
  Pro-forma 12 week order rates increase 3 percent over same period a year ago
  Third quarter 2015 guidance: sales expected to increase 2 to 6 percent over prior year, inclusive of 6 to 10 percent organic volume growth; GAAP diluted EPS in the range of $1.19 to $1.30

WESTLAKE, Ohio--(BUSINESS WIRE)--May 19, 2015--Nordson Corporation (Nasdaq: NDSN) today reported results for the second quarter of fiscal year 2015. For the quarter ending April 30, 2015, sales were $401 million, a 4 percent decrease from the prior year’s second quarter. This change in sales included a 1 percent increase in organic volume, a 3 percent increase related to the first year effect of acquisitions, and a negative 8 percent impact related to the unfavorable effects of currency translation. Operating profit was $76 million, net income was $49 million, and diluted earnings per share were $0.80. Prior year second quarter sales, operating profit, net income and diluted earnings per share were $417 million, $93 million, $62 million and $0.96, respectively. A reconciliation of GAAP diluted EPS to normalized amounts and a calculation of free cash flow are included in the attached tables.

“Our global team continued to execute in a challenging macroeconomic environment, and Nordson delivered a solid quarter with revenue, operating profit and earnings per share within our range of expectations,” said Nordson President and Chief Executive Officer Michael F. Hilton. “Our underlying business remains sound and total company organic sales volume growth was positive in the quarter. On a sequential basis, our results demonstrate the continued strength of our business model, as we leveraged solid top line growth of 6 percent to generate incremental operating margin of 63 percent. Free cash flow in the quarter before dividends was $72 million and our balance sheet has significant capacity for ongoing investments. We returned value directly to our shareholders in the quarter by investing $66 million for the repurchase of shares and by distributing approximately $13 million in dividends. We also continued to develop and release innovative products during the quarter while maintaining our focus on a variety of continuous improvement initiatives. As we look ahead, our current backlog, order rates and project lists continue to support our view of strong organic growth in the third quarter.”

Second Quarter Segment Results

Sales volume in Adhesive Dispensing Systems decreased 2 percent compared to the second quarter a year ago. “Strength in rigid packaging, nonwovens, injection molding and general assembly end markets was offset by softness in extrusion and pelletizing end markets,” said Hilton. The Adhesive Dispensing segment’s operating margin in the second quarter was 25 percent.

In Advanced Technology Systems, second quarter sales volume increased 5 percent over the prior year, inclusive of a 4 percent decrease in organic volume and a 9 percent increase related to the first year effect of acquisitions. “Strong demand for our surface treatment and test and inspection solutions in electronics end markets and fluid management components serving medical and industrial end markets was offset by lower demand for automated dispensing systems.” Operating margin for the Advanced Technology segment was 19 percent in the second quarter.

Industrial Coating Systems organic sales volume increased 23 percent compared to the second quarter a year ago. “This segment generated strong organic growth in most all product lines, driven by consumer durable, automotive, industrial and food and beverage end markets,” said Hilton. The Industrial Coatings segment’s operating margin was 17 percent in the second quarter.

Negative currency translation effects reduced total company sales by $32 million, or 8 percent, and reduced overall operating margin by 2 percent, both as compared to the prior year’s second quarter. On a company wide basis, Nordson delivered positive organic growth in all geographies with the exception of Asia Pacific. Detailed results by operating segment and geography are included in the attached tables, as is an earnings per share reconciliation table.

Fiscal Year-to-Date Results

For the first half of fiscal year 2015, sales were $780 million, an increase of less than 1 percent over the prior year’s first half. This increase in sales included a 4 percent increase in organic volume, a 3 percent increase related to the first year effect of acquisitions, and a negative 7 percent impact related to the unfavorable effects of currency translation. First half operating profit was $139 million, net income was $92 million and GAAP diluted earnings per share were $1.48. Prior year first half sales, operating profit, net income and diluted earnings per share were $777 million, $147 million, $97 million and $1.50, respectively. Through the first half of the year, unfavorable currency effects reduced sales by $50 million and reduced operating margin by 1 percent, both as compared to the prior year.

“Nordson delivered solid organic volume growth in the first half of this year in what continues to be a challenging macroeconomic environment,” said Hilton. “This growth reflects the diversity of our end markets, geographic reach and the value we provide our customers. Sequential sales volume growth drove improved profitability while we continued to execute on initiatives that will drive growth, performance and sustainable competitive advantage over the long term.”

Order Rates and Backlog

Order rates for the 12-week period ending May 10, 2015, measured in constant currency, increased by 3 percent over the same period a year ago. Order rates by segment and geography are provided in the accompanying financial tables, with pro-forma growth in order rates calculated as though fiscal year 2014 acquisitions were owned in both years.

Backlog for the quarter ended April 30, 2015 was approximately $287 million, an increase of 26 percent compared to the same period a year ago, and inclusive of 23 percent organic growth and 3 percent growth due to acquisitions. Current backlog increased 25 percent compared to the first quarter ended January 31, 2015. Backlog amounts are calculated at April 30, 2015 exchange rates.

Outlook

For the third quarter of fiscal 2015, sales growth is expected to be in the range of 2 percent to 6 percent as compared to the third quarter a year ago. This growth is inclusive of organic volume growth of 6 to 10 percent, 2 percent growth from the first year effect of acquisitions, and negative 6 percent currency translation effect based on the current exchange rate environment. At the midpoint of this outlook, operating margin is expected to be approximately 24 percent, and GAAP diluted earnings per share are expected to be in the range of $1.19 to $1.30.

“We are forecasting a very good start to the second half of our fiscal year based on our backlog and current 12 week order rates. The midpoint of our third quarter sales guidance includes organic growth of 8 percent over the same period a year ago, which is outstanding performance in a weak macroeconomic environment,” said Hilton. “Clearly, Nordson’s package of values, including innovative products backed with unmatched service, support and global availability, continues to resonate with our customers. The strength we are seeing is relatively broad based as order rates are positive in most product lines and geographies. Relative to our previous full year expectations, several major projects converted to orders during the quarter. Based upon changing customer requirements, a unique application that we had expected to become an order did not materialize. Consequently, we now expect full year organic growth to be in the mid single digit range. Overall, we continue to feel very good about the second half of our year, and we remain on pace to deliver excellent full year results.”

Nordson will broadcast its second-quarter conference call on its web site at www.nordson.com/investors on Wednesday, May 20, 2015 at 8:30 a.m. eastern time. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from James R. Jaye, Director of Communications & Investor Relations at (440) 414-5639 or jim.jaye@nordson.com.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation engineers, manufactures and markets differentiated products and systems used for the precision dispensing of adhesives, coatings, sealants, biomaterials, polymers, plastics and other materials, fluid management, test and inspection, UV curing and plasma surface treatment, all supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 30 countries. Visit Nordson on the web at http://www.nordson.com, @Nordson_Corp, or www.facebook.com/nordson.

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands except for per-share amounts)

SECOND QUARTER PERIOD
Period Ending April 30, 2015
(Unaudited)

CONSOLIDATED STATEMENT OF INCOME
	Second Quarter		Year-to-Date
	2015	2014	2015	2014

Net sales	$400,727	$417,461	$779,735	$776,881
Cost of sales	178,837	181,909	349,124	346,547
Selling & administrative expenses	145,476	142,718	291,379	283,641

Operating profit	76,414	92,834	139,232	146,693

Interest expense - net	(4,162)	(3,315)	(8,165)	(6,778)
Other income (expense) - net	(687)	(406)	(789)	(615)

Income before income taxes	71,565	89,113	130,278	139,300
Income taxes	22,351	27,179	38,179	42,486

Net Income	$49,214	$61,934	$92,099	$96,814

Return on sales	12%	15%	12%	12%
Return on average shareholders' equity	23%	27%	22%	21%

Average common shares outstanding (000's)	61,116	63,964	61,569	64,095
Average common shares and
common share equivalents (000's)	61,638	64,557	62,094	64,711

Per share:

Basic earnings	$.81	$.97	$1.50	$1.51
Diluted earnings	$.80	$.96	$1.48	$1.50

Dividends paid	$.22	$.18	$.44	$.36

Total dividends	$13,481	$11,543	$27,116	$23,104

CONSOLIDATED BALANCE SHEET
	April 30	October 31
	2015	2014

Cash and marketable securities	$51,454	$42,314
Receivables	316,091	365,844
Inventories	239,406	210,871
Other current assets	55,192	53,654
Total current assets	662,143	672,683

Property, plant & equipment - net	241,667	224,439
Other assets	1,346,427	1,383,008
	$2,250,237	$2,280,130

Notes payable and debt due within one year	$68,491	$116,932
Accounts payable and accrued liabilities	229,783	253,936
Total current liabilities	298,274	370,868

Long-term debt	819,203	682,868
Other liabilities	314,530	321,597
Total shareholders' equity	818,230	904,797
	$2,250,237	$2,280,130

Other information:

Employees	5,998	5,966

Common shares outstanding (000's)	60,833	62,435

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands)

SECOND QUARTER PERIOD
Period Ending April 30, 2015
(Unaudited)

	Second Quarter		% Growth over 2014			Year-to-Date		% Growth over 2014
SALES BY BUSINESS SEGMENT	2015	2014	Volume	Currency	Total	2015	2014	Volume	Currency	Total

Adhesive dispensing systems	$203,273	$231,954	-2.3%	-10.1%	-12.4%	$397,486	$441,425	-1.5%	-8.5%	-10.0%
Advanced technology systems	129,482	127,628	5.3%	-3.8%	1.5%	261,700	225,169	19.6%	-3.4%	16.2%
Industrial coating systems	67,972	57,879	23.3%	-5.9%	17.4%	120,549	110,287	14.1%	-4.8%	9.3%

Total sales by business segment	$400,727	$417,461	3.6%	-7.6%	-4.0%	$779,735	$776,881	6.9%	-6.5%	0.4%

	Second Quarter					Year-to-Date
OPERATING PROFIT BY BUSINESS SEGMENT	2015	2014				2015	2014

Adhesive dispensing systems	$50,780	$62,699				$94,109	$110,619
Advanced technology systems	24,770	30,842				51,588	41,220
Industrial coating systems	11,514	9,335				15,278	14,291
Corporate	(10,650)	(10,042)				(21,743)	(19,437)

Total operating profit by business segment	$76,414	$92,834				$139,232	$146,693

	Second Quarter		% Growth over 2014			Year-to-Date		% Growth over 2014
SALES BY GEOGRAPHIC REGION	2015	2014	Volume	Currency	Total	2015	2014	Volume	Currency	Total

United States	$140,030	$125,693	11.4%	-	11.4%	$262,854	$241,199	9.0%	-	9.0%
Americas	31,028	31,144	9.3%	-9.7%	-0.4%	59,296	58,409	9.1%	-7.6%	1.5%
Europe	105,097	122,058	3.9%	-17.8%	-13.9%	213,663	238,533	3.8%	-14.2%	-10.4%
Japan	28,499	28,889	15.6%	-16.9%	-1.3%	50,032	55,134	5.1%	-14.4%	-9.3%
Asia Pacific	96,073	109,677	-10.4%	-2.0%	-12.4%	193,890	183,606	7.8%	-2.2%	5.6%

Total Sales by Geographic Region	$400,727	$417,461	3.6%	-7.6%	-4.0%	$779,735	$776,881	6.9%	-6.5%	0.4%

	Second Quarter					Year-to-Date
FREE CASH FLOW BEFORE DIVIDENDS	2015	2014				2015	2014

Net income	$49,214	$61,934				$92,099	$96,814
Depreciation and amortization	16,238	14,743				32,222	29,231
Other non-cash charges	4,386	4,631				11,251	10,304
Changes in operating assets and liabilities	21,686	(26,806)				(18,136)	(34,160)
Net cash provided by operating activities	91,524	54,502				117,436	102,189

Additions to property, plant and equipment	(19,362)	(8,603)				(36,183)	(16,494)
Proceeds from the sale of property, plant and equipment	146	86				421	99

Free cash flow before dividends	$72,308	$45,985				$81,674	$85,794

NORDSON CORPORATION
ORDER RATES FOR 12-WEEK PERIOD ENDING MAY 10, 2015
CHANGE FROM PRIOR YEAR

BUSINESS SEGMENT	% CHANGE	GEOGRAPHY	% CHANGE

Adhesive dispensing systems	8%	United States	1%
Advanced technology systems	-10%	Americas	29%
Industrial coating systems	21%	Europe	21%
		Japan	-6%
Total	3%	Asia Pacific	-15%

		Total	3%

Notes:
1. Numbers in this table are unaudited and exclude the effects of currency movements.
2. Pro-forma changes in order rates were calculated as though 2014 acquisitions were owned in both years.

NORDSON CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

SECOND QUARTER PERIOD
Period Ending April 30, 2015
(Unaudited)

	Second Quarter		Year-to-Date
	2015	2014	2015	2014

Diluted EPS as reported (U.S. GAAP)	$0.80	$0.96	$1.48	$1.50

Short-term inventory purchase accounting adjustments	-	-	0.01	0.02
Severance and restructuring	-	0.01	-	0.01
Pension settlement expense	-	-	0.02	-
Discrete tax items	-	-	(0.03)	-

Diluted EPS as adjusted (Non-GAAP)	$0.80	$0.97	$1.48	$1.53

Adjusted EPS and operating margin are not measurements of financial performance under GAAP, and should not be considered as alternatives to EPS and operating margin determined in accordance with GAAP. Management believes that EPS and operating margin as adjusted to exclude the items in the tables above assist in understanding the results of Nordson Corporation. Our calculations of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.

CONTACT:
Nordson Corporation
James R. Jaye, 440-414-5639
Director, Communications & Investor Relations
Jim.Jaye@nordson.com